Exhibit 99.1

Contacts:

Jeff Kyle	Kristyn Hutzell
Vice President—Finance, Treasurer and CFO	Avalon Investor Relations
(805) 987-8741	(512) 514-6046

FOR IMMEDIATE RELEASE

July 26, 2007

POWER-ONE ANNOUNCES SECOND QUARTER 2007 RESULTS

•                  $124 million revenue in Q2 2007; an increase of 57% compared with Q2 2006

•                  Losses trending favorably; low end of guidance met

•                  Highest 90 and 180 day order backlog in recent history of the company

•                  Orders level at approximately $127 million with Book-to-Bill ratio of 1.03

•                  Higher-power Z- One® digital module introduced — 300% increase in power

Camarillo, CA, July 26, 2007 — Power-One, Inc. (NASDAQ: PWER) today announced that net sales for the second fiscal quarter ended June 30, 2007 were on target at $123.8 million, compared with $124.0 million for the first quarter of 2007.  The loss for the second quarter, before restructuring and impairment charges of $2.8 million, was $8.3 million or $0.10 per share.  Losses are trending favorably and came in at the low end of the previous guidance in May. The net loss, including the $0.03 loss per share due to restructuring and impairment charges, was $11.1 million, or $0.13 per share, compared with a net loss of $12.3 million, or $0.14 per share, for the first quarter in 2007.

The company attained 57% year-over-year revenue growth with new orders in the second quarter of 2007 of $126.9 million compared with $124.5 million in the first quarter of 2007. Bookings were particularly strong for custom and alternative energy products. The Company ended the second quarter  with approximately $108 million in 180-day backlog and $92 million in 90-day backlog.  Both backlogs are the largest in recent history for the Company.

Bill Yeates, CEO, commented, “We are pleased with the progress that has been made in our efforts to better align our cost structure and integrate the Power Electronics Group (PEG) acquisition. During the quarter we completed the closure of the Chatsworth, CA operation according to our plans and moved those operations to lower-cost locations. Additionally, we made significant progress on our SG&A cost reduction plans announced in May and are on track to attain the anticipated $20 million annualized cost savings over the next few quarters.  As part of the realignment, a number of other cost cutting efforts have been implemented including reductions in force.  We are now seeing strong bookings and demand strength across our core and custom businesses. As we enter the second half of the year, we expect to realize the original synergies that were planned from the PEG acquisition, such as material and component cost reduction and improvements in efficiencies.”

Mr. Yeates continued, “We are convinced that the PEG acquisition was an important strategic move for the company to allow us to better leverage our costs, particularly in the higher-volume markets. In fact, due to this strategic move, we are seeing many significant opportunities with our customers in every market segment.”

Mr. Yeates concluded, “On the digital power management side of the business, traction of the Z-One architecture is continuing and just this week we announced a major introduction of higher-power Z-One modules. These modules provide three times the power of our existing Z-Series and are targeted toward the server/storage market. Additionally, we anticipate a favorable outcome of Power-One’s patent infringement lawsuit against Artesyn Technologies, now a subsidiary of Emerson, that is set to go to jury trial in mid-August.”

Future Outlook:

For the third quarter of 2007, the Company anticipates that net sales will improve to between $125 million to $130 million.  The Q3 net loss, excluding restructuring related costs, is expected to continue to improve as a result of cost reduction programs along with operating improvements, and be in the range of $0.07 to $0.09 loss per share.  Anticipated legal costs of approximately $2 million related to our patent infringement trial are included in the projected third quarter numbers. Litigation legal expenses were approximately $1 million in the second quarter. The trial is expected to be completed during the third quarter. Post trial litigation expense, if any, should be dramatically lower in the following quarters.  Restructuring costs during the third quarter are expected to be in the range of $0.5 million to $1.0 million.

Earnings Conference Call

Power-One will be holding a conference call with investors and analysts on Thursday, July 26, 2007 at 2:00 p.m. PT.  The call will be available over the Internet through the Company’s investor relations Web site at www.power-one.com.   To listen to the call, please go to the Web site at least 10 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s Web site at www.power-one.com throughout the current quarter.

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold primarily to OEM customers in the telecommunications and server/storage markets; as well as data communications equipment manufacturers. Power-One’s high-reliability products are also used in applications such as test equipment, high-end industrial applications, and alternative energy. Power-One, with headquarters in Camarillo, CA, has approximately 4,000 employees with manufacturing and/or R&D operations in the United States, Dominican Republic, Italy, Hungary, Switzerland, Slovakia, Ireland and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “forecast,” “expect,” “anticipate,” “will,” “looking,” “believe” and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Forward-looking statements are not guarantees, but rather are predictions of and make certain assumptions regarding anticipated future results.   Achievement of actual results is dependent upon and will involve a variety of risks and uncertainties that could cause actual results to differ materially from assumptions and predictions.  Such risks and uncertainties include, but are not limited to, the risk that the newly acquired business will not be integrated completely or successfully, whether as to timing, extent of integration, results achieved, or other variances from expected results; distraction of management as a result of, and the challenges of integration and restructuring associated with the transaction or other acquisitions, and the challenges of achieving anticipated synergies in whole or in part, and in the time frame predicted;  the possibility that the market for the sale of certain products and services may not develop as expected; Power-One’s ability to manage its international operations,; the risk that the development of products and services may not proceed as planned; adverse general domestic and international economic conditions including interest rate and currency exchange rate fluctuations; the difficulty of efficiently managing the company’s cost structure for capital expenditures, materials and overhead, as well as operating expenses such as wages and benefits due to the vertical integration of the company’s manufacturing processes; the impact of competitive products or technologies and competitive pricing pressures; the Company’s ability to secure, maintain, defend, enforce, and protect claimed intellectual property rights, including patents issued and patents applied for; the total costs to conduct, and the outcome and result from, the August 2007 trial for the Company’s patent infringement claims against Artesyn Technologies, Inc.;  and other risks that are described from time to time in Power-One’s Securities and Exchange Commission reports.  See “Risk Factors” in the Company’s reports on file with the Securities and Exchange Commission, to specifically include the Company’s Form 10-K for fiscal 2006, for greater detail regarding factors that constitute cautionary statements with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.  Readers of this information are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in these materials.  Except as required by law, the Company undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

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POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

NET SALES	$123,771	$78,630	$247,792	$143,210
COST OF GOODS SOLD	98,021	52,289	198,125	96,647
GROSS PROFIT	25,750	26,341	49,667	46,563

EXPENSES:
Selling, general and administrative	18,931	15,246	39,445	30,324
Engineering and quality assurance	12,552	9,382	25,113	18,211
Amortization of intangible assets	972	794	2,381	1,519
Restructuring costs	2,018	—	2,018	(61)
Asset impairment	734	—	734	—
Total expenses	35,207	25,422	69,691	49,993

INCOME (LOSS) FROM OPERATIONS	(9,457)	919	(20,024)	(3,430)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	271	615	671	1,248
Interest expense	(1,764)	(70)	(3,417)	(154)
Other income (expense), net	539	(945)	832	(828)
Total interest and other income (expense)	(954)	(400)	(1,914)	266

INCOME (LOSS) BEFORE INCOME TAXES	(10,411)	519	(21,938)	(3,164)

PROVISION (BENEFIT) FOR INCOME TAXES	665	(2,629)	1,448	(1,502)

NET INCOME (LOSS)	$(11,076)	$3,148	$(23,386)	$(1,662)

BASIC EARNINGS (LOSS) PER SHARE	$(0.13)	$0.04	$(0.27)	$(0.02)
DILUTED EARNINGS (LOSS) PER SHARE	$(0.13)	$0.04	$(0.27)	$(0.02)

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING (1)	86,989	86,124	86,855	85,841
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING (1)	86,989	88,152	86,855	85,841

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with net income.

POWER-ONE, INC.
CONSOLIDATED BALANCE SHEET
(In thousands)

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$33,643	$34,422
Available for sale investments	9,986	11,365
Accounts receivable:
Trade (net of allowance)	118,576	122,533
Other	3,786	7,208
Inventories	112,766	111,893
Prepaid expenses and other current assets	13,768	12,971

Total current assets	292,525	300,392

PROPERTY & EQUIPMENT, net	64,488	66,831
INTANGIBLE ASSETS, net	79,112	80,027
OTHER ASSETS	3,001	2,021

TOTAL ASSETS	$439,126	$449,271

LIABILITIES & EQUITY

CURRENT LIABILITIES:
Bank credit facilities and notes payable	$27,671	$26,349
Accounts payable	98,837	91,572
Restructuring reserve	10,634	10,272
Long-term debt, current portion	51,771	1,925
Other accrued expenses and current liabilities	26,736	26,119

Total current liabilities	215,649	156,237

LONG-TERM DEBT, less current portion	1,531	52,363
OTHER LONG-TERM LIABILITIES	20,529	17,443

STOCKHOLDERS’ EQUITY:
Common stock	87	87
Additional paid-in capital	613,262	611,300
Accumulated other comprehensive income	31,312	29,536
Accumulated deficit	(443,244)	(417,695)

Total stockholders’ equity	201,417	223,228

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$439,126	$449,271

POWER-ONE, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

Orders	$126,916	$76,353	$251,442	$155,776

Sales	$123,771	$78,630	$247,792	$143,210

Operating Income (Loss)	$(9,457)	$919	$(20,024)	$(3,430)

Net Income (Loss)	$(11,076)	$3,148	$(23,386)	$(1,662)

Basic Earnings (Loss) Per Share (1)	$(0.13)	$0.04	$(0.27)	$(0.02)
Diluted Earnings (Loss) Per Share (1)	$(0.13)	$0.04	$(0.27)	$(0.02)

Basic Weighted Average Shares Outstanding (1)	86,989	86,124	86,855	85,841
Diluted Weighted Average Shares Outstanding (1)	86,989	88,152	86,855	85,841

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with net income.